EXHIBIT 5.1

OPINION AND CONSENT OF GENERAL COUNSEL, CYGNUS, INC.

[Cygnus, Inc. letterhead]

June 28, 2002

Securities and Exchange Commission

Division of Corporate Finance

Washington, D.C. 20549

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

                I am General Counsel of Cygnus, Inc., a Delaware corporation (the “Company”).  This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended, of the shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable under the Cygnus, Inc. Amended 1991 Employee Stock Purchase Plan and the 1999 Stock Incentive Plan (the “Plans”).  I am a member of the Bar of the State of California, the Bar of the State of Delaware and the Bar of the State of Pennsylvania.

                I am generally familiar with the properties and affairs of the Company (including the Plans). I have also examined those records of the Company I deemed necessary for the purpose of this opinion.  On that basis, I am of the opinion that the 1,800,000 shares of Common Stock of the Company, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

                I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plans.

Very truly yours,

/s/ Barbara G. McClung

Barbara G. McClung, Esq.

Senior Vice President, General Counsel and Secretary